Exhibit 1.4

AMENDED AND RESTATED STATEMENT OF DESIGNATIONS

OF

GLOBUS MARITIME LIMITED
Reg. No. 44376

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was

FILED ON

July 27, 2020

Nektaria Danezi
Deputy Registrar

NON-RESIDENT

AMENDED AND RESTATED STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES

 AND PRIVILEGES OF SERIES B PREFERRED STOCK OF

GLOBUS MARITIME LIMITED

(Pursuant to Section 35 of the Business Corporations Act of the Republic of the Marshall Islands)

The undersigned, Ms. Olga Lambrianidou, does hereby certify:

1. That she is the duly elected and acting Secretary of Globus Maritime Limited, a Marshall Islands corporation (the “Corporation”).

2. The Articles of Incorporation of the Corporation confer upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereon.

3. That pursuant to the authority conferred by the Corporation’s Articles of Incorporation, the Corporation’s Board of Directors on July 15, 2020 adopted the following resolution amending and restating the relative rights, preferences and privileges of the Series B Preferred Shares (the “Series B Preferred Shares”).

WHEREAS, the Corporation’s Board of Directors on May 22, 2020 adopted a resolution establishing a series of preferred stock of the Corporation, par value $0.001 per share, and designating and prescribing the relative rights, preferences and privileges of such series;

RESOLVED, pursuant to the authority vested in the Board of Directors by the Corporation’s Articles of Incorporation, the Board of Directors does hereby amend and restate the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, as follows:

Section 1.                      Designation and Amount. The Corporation, out of its authorized, unissued and undesignated shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), hereby designates Series B Preferred Shares, referred to herein as “Series B Preferred Shares.” The Series B Preferred Shares shall have a par value of $0.001 per share, and the number of shares constituting such series shall initially be 30,000, which number the Board may increase or decrease (but not below the number of shares then outstanding) from time to time.

Section 2.                      Proportional Adjustment. In the event the Corporation shall at any time after the issuance of any Series B Preferred Share (i) declare any dividend on the common stock of the Corporation par value $0.004 per share (the “Common Shares”), payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, there shall be a proportional adjustment to the number of outstanding Series B Preferred Shares. Neither the Common Shares nor the Class B Shares may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for the Series B Preferred Shares.

Section 3.                      Dividends and Distributions. Subject to Section 6, the Series B Preferred Shares shall not have dividend or distribution rights.

Section 4.                     Voting Rights.  The holders of Series B Preferred Shares shall have the following voting rights:

(a) Each Series B Preferred Share shall entitle the holder thereof to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Corporation, provided however, that notwithstanding any other provision of this Statement of Designation, no holder of Series B Preferred Shares may exercise voting rights pursuant to any Series B Preferred Shares that would result in the total number of votes a holder is entitled to vote (including any voting power of such holder derived from Series B Preferred Shares, Common Shares, Class B Shares or any other voting security of the Corporation that may be issued in the future) on any matter submitted to a vote of shareholders of the Corporation to exceed 49.99% of the total number of votes eligible to be cast on such matter.  For purposes of this Section 4(a), a holder of Series B Preferred Shares shall include each “beneficial owner” of such Series B Preferred Share, as determined in accordance with Section 13d-3 of the Securities Exchange Act of 1934, as amended, together with any person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such beneficial owner.

(b) Except as otherwise provided herein or by law, the holders of Series B Preferred Shares and the holders of Common Shares (and Class B Shares, to the extent required by the Articles) shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(c) Subject to Section 4(b), except as required by law, holders of Series B Preferred Shares shall have no special voting rights and their separate consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares and Class B Shares as set forth herein) for taking any corporate action.

Section 5.                      Reacquired Shares. Any Series B Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors of the Corporation, subject to the conditions and restrictions on issuance set forth herein and in the Articles of Incorporation of the Corporation, as then amended.

Section 6.                      Liquidation, Dissolution or Winding Up; Ranking. (a) Series B Preferred Shares shall be preferred as to assets over Junior Stock, Common Shares and Class B Shares so that, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Shares shall be entitled, in conjunction with the holders of Parity Stock, to have set apart for them or to be paid out of assets of the Corporation, after provision for the holders of Senior Stock (except for the holders of Common Shares and Class B Shares) but before any distribution is made to or set apart for the holders of Junior Stock, Common Shares or Class B Shares, in relation to each Series B Preferred Share held by a holder, an amount in cash equal to, but in no event more than, a sum in cash equal to the par value of such Series B Preferred Share. Following payment to the holders of the Series B Preferred Shares of the full preferential amounts described in this Section 6, the holders of the Series B Preferred Shares shall have no further right to participate in any assets of the Corporation available for distribution.

(b) If, upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of its capital stock remaining after provision for the holders of Senior Stock (except for the holders of Common Shares and Class B Shares) shall be insufficient to permit the distribution in full of the amounts receivable by the holders of Parity Stock and Series B Preferred Shares pursuant to Paragraph (A) of this Section 6, then all such remaining assets of the Corporation shall be distributed ratably among the holders of Series B Preferred Shares and the holders of Parity Stock in proportion to the amounts which each would have been entitled to receive if such remaining assets were sufficient to permit distribution in full. Neither the consolidation nor merger of the Corporation nor the sale, lease or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

(c) The Series B Preferred Shares shall be deemed to rank:

(i)	senior to all Junior Stock, Common Shares and Class B Shares; and

(ii)	on parity with Parity Stock; and

(iii)	junior to all of the Corporation's indebtedness and other liabilities with respect to assets available to satisfy claims against the Corporation and to Senior Stock.

The Corporation may issue Common Shares, Class B Shares, Junior Stock, Parity Stock and Senior Stock from time to time in one or more series without the vote or consent of the any holder of the Series B Preferred Shares.

“Class B Shares” means shares of Class B common stock, par value $0.001 per share, of the Corporation, or any other shares of the capital stock of the Corporation into which such shares of Class B common stock shall be reclassified, changed or exchanged.

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“Junior Stock” means (i) shares of Common Stock, (ii) Class B Shares and (iii) all those classes and series of Preferred Stock or special stock, by the terms of the Articles of Incorporation of the Corporation (as amended, the “Articles”) or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Articles, shall designate the special rights and limitations of each such class and series of Preferred Stock or special stock, which shall be subordinate to Series B Preferred Shares with respect to the right of the holders thereof to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding up of the Corporation.

“Parity Stock” means the shares of all those classes and series of Preferred Stock or special stock, by the terms of the Articles or of the instrument by which the Board of Directors, acting pursuant to authority granted in the Articles, shall designate the special rights and limitations of each such class and series of Preferred Stock or special stock, which shall be on a parity with Series B Preferred Shares with respect to the rights of the holders thereof to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding up of the Corporation.

“Senior Stock” means all those classes and series of Preferred Stock or special stock, by the terms of the Articles or of the instruction by which the Board of Directors, acting pursuant to authority granted in the Articles, shall designate the special rights and limitations of each such class and series of Preferred Stock or special stock, which shall be senior to Series B Preferred Shares with respect to the right of the holders thereof to participate in the assets of the Corporation distributable to shareholders upon any liquidation, dissolution or winding up of the Corporation.

Section 7.                      Consolidation, Merger, etc.  Subject to Section 9, upon any consummation of a binding share exchange or reclassification involving the Series B Preferred Shares, or of a merger or consolidation of the Corporation with another corporation or other entity, then either (x) the shares of Series B Preferred Shares shall remain outstanding or, (y) in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, then the Series B Preferred Shares shall be converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and in either case of (x) or (y) such shares remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series B Preferred Shares immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7, any increase in the authorized number of shares of Preferred Stock, including any increase in the authorized number of Series B Preferred Shares, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the holders of Series B Preferred Shares.

Section 8.                       No Redemption.  The Series B Preferred Shares shall not be redeemable.

Section 9.                      Amendment.  At any time when any Series B Preferred Shares are outstanding, none of this Statement of Designation, the Articles, or the Bylaws of the Corporation shall be amended (including by merger, consolidation or otherwise) in any manner which would materially or adversely alter, change or affect the powers, preferences or rights of the Series B Preferred Shares without the affirmative vote of the holders of a majority of the outstanding Series B Preferred Shares, voting separately as a class.

Section 10.                    Transferability. Notwithstanding anything to the contrary in this Statement of Designation, holders of Series B Preferred Shares shall not Transfer (as defined below) the Series B Preferred Shares to any person or entity. Any purported Transfer of the Series B Preferred Shares shall be null and void and shall have no force or effect. “Transfer” shall mean directly or indirectly (i) any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of Series B Preferred Shares or (ii) any change in the record or beneficial ownership of the Series B Preferred Shares after the date of their issuance, in each case that is not approved in advance by the Board of Directors; and provided, however, that notwithstanding anything to the contrary in this Statement of Designation under no circumstances may more than one person or entity, at any time, be a record holder of any Series B Preferred Shares, and all issued and outstanding Series B Preferred Shares must be held of record by one holder.

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Section 11.                   Fractional Shares. Series B Preferred Stock may not be issued in fractional shares.

Section 12.                 Notices. Any notice to be delivered hereunder shall be delivered (via overnight courier, facsimile or email) to each holder at its last address as it shall appear upon the books and records of the Corporation.

Section 13.                   Record Holders.  To the fullest extent permitted by applicable law, the Corporation may deem and treat each holder of any Series B Preferred Share as the true, lawful and absolute owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 14.                No Other Rights. The Series B Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Statement of Designation or in the Articles or as provided by applicable law.

Section 15.                   No Impairment. The Corporation shall not, by amendment of this Statement of Designation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid or reduce the observance or performance of any of the terms to be observed or performed under this Statement of Designation by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Statement of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Shares against impairment.

Section 16.                 Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Series B Preferred Share certificate (if any), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Series B Preferred Share certificate(s), if any, the Corporation shall execute and deliver new Series B Preferred Share certificate(s) of like tenor and date.

Section 17.                   Maturity. The Series B Preferred Shares shall be perpetual, unless purchased or otherwise acquired by the Corporation.

Section 18.                 No Preemptive Rights. No holders of Series B Preferred Shares will, as holders of Series B Preferred Shares, have any preemptive rights to purchase or subscribe for Common Shares, Class B Shares, Series B Preferred Shares, or any other security of the Corporation.

Section 19.                 Severability; Headings. If any provision of this Statement of Designation is invalid, illegal or unenforceable, the balance of this Statement of Designation shall remain in effect, and if any provision is inapplicable to any person, entity or circumstance, it shall nevertheless remain applicable to all other persons, entities and circumstances.  Headings in this Statement of Designation are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

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IN WITNESS WHEREOF, this Statement of Designations is executed on behalf of the Corporation by its Secretary on this 27th day of July 2020.

By:	/s/ Olga Lambrianidou
Name:	Olga Lambrianidou
Title:	Secretary